Exhibit 5.1

[Letterhead of Jones Day]

May 17, 2011

EnergySolutions, Inc.

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Re:	Registration Statement on Form S-4 Filed by EnergySolutions, Inc. and

EnergySolutions, LLC Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for EnergySolutions, Inc., a Delaware corporation (the “Company”), EnergySolutions, LLC, a Utah limited liability company (the “Co-Issuer”) and the Subsidiary Guarantors (as defined below) in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to $300,000,000 aggregate principal amount of 10.75% Senior Notes due 2018 of the Company and the Co-Issuer (the “Exchange Notes”) for an equal principal amount of 10.75% Senior Notes due 2018 of the Company and the Co-Issuer outstanding on the date hereof (the “Outstanding Notes”). The Outstanding Notes have been, and the Exchange Notes will be, issued pursuant to an Indenture, dated as of August 13, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), by and among the Company, the Co-Issuer, the companies listed on Annex A hereto (each, a “Covered Guarantor” and, collectively, the “Covered Guarantors”), the companies listed on Annex B hereto (each, an “Other Guarantor” and, collectively, the “Other Guarantors;” such Other Guarantors and the Covered Guarantors are collectively referred to as the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Outstanding Notes are, and the Exchange Notes will be, guaranteed (each, a “Subsidiary Guarantee”) on a joint and several basis by the Subsidiary Guarantors.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Exchange Notes, when they are executed by the Company and the Co-Issuer, authenticated by the Trustee in accordance with the Indenture and issued and delivered in exchange for the Outstanding Notes in accordance with the terms of the Exchange Offer, will constitute valid and binding obligations of the Company and the Co-Issuer.

EnergySolutions, Inc.

May 17, 2011

2.	The Subsidiary Guarantee of the Exchange Notes (each, an “Exchange Guarantee” and collectively, the “Exchange Guarantees”) of each Subsidiary Guarantor, when it is issued in exchange for the Subsidiary Guarantee of the Outstanding Notes of that Subsidiary Guarantor in accordance with the terms of the Exchange Offer, will constitute a valid and binding obligation of that Subsidiary Guarantor.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that the Trustee has authorized, executed and delivered the Indenture and that the Indenture is the valid, binding and enforceable obligation of the Trustee.

For purposes of the opinions expressed herein with respect to the Co-Issuer and the Other Guarantors, we have assumed that (a) each of the Co-Issuer and the Other Guarantors is a corporation or limited liability company existing and in good standing under the laws of its jurisdiction of organization, and has all requisite power and authority, obtained all requisite organizational, third-party and governmental authorizations, consents and approvals and made all filings and registrations required to enable it to execute, deliver and perform, with respect to the Co-Issuer, the Exchange Notes, and with respect to each Other Guarantor, its Exchange Guarantee, (b) such execution, delivery and performance did not and will not violate or conflict with any law, rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties, (c) the Exchange Notes, when duly executed by the Co-Issuer, will constitute valid and binding obligations of the Co-Issuer under the laws of its jurisdiction of organization and (d) the Exchange Guarantee of each Other Guarantor has been duly executed by such Other Guarantor and constitutes a valid and binding obligation of such Other Guarantor under the laws of its jurisdiction of organization.

The opinions expressed herein are limited by (i) bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws, and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights and remedies generally, and (ii) general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or in equity.

The opinions expressed herein are limited to (i) the laws of the State of New York, (ii) the laws of the State of Georgia and (iii) the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act, including applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws, in each case as currently in effect, and we express no opinion or view as to the effect of any other law of the State of Delaware or the laws of any other jurisdiction on the opinions expressed herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus

EnergySolutions, Inc.

May 17, 2011

constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day

Annex A

Name of Covered Guarantor	State of Incorporation or Organization
BNG America LLC	Delaware
BNG America Savannah River Corporation	Delaware
Chem-Nuclear Systems, L.L.C.	Delaware
Duratek, Inc.	Delaware
EnergySolution Company, Inc.	Delaware
EnergySolutions Diversified Services, Inc.	Delaware
EnergySolutions Federal EPC, Inc.	Delaware
EnergySolutions Federal Services of Hanford, Inc.	Delaware
EnergySolutions Government Group, Inc.	Delaware
EnergySolutions Fuel Services, LLC	Delaware
EnergySolutions, Spent Fuel Division, Inc.	Delaware
GTSD Sub IV, Inc.	Delaware
Hittman Transport Services, Inc.	Delaware
EnergySolutions Performance Strategies Inc.	Georgia
Property Value Restoration, LLC	Delaware
EnergySolutions of Ohio, LLC	Delaware
EnergySolutions Midwest, LLC	Delaware

Annex B

Name of Other Guarantor	State of Incorporation or Organization
EnergySolutions Services, Inc.	Tennessee
EnergySolutions Water System, LLC	Utah
Manufacturing Sciences Corporation	Colorado